     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 9, 1999.

                                                           REGISTRATION NO. 333-

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                                 DAN RIVER INC.
             (Exact name of registrant as specified in its charter)

            GEORGIA                                      58-1854637
(State or other jurisdiction of                       (I.R.S. Employer
incorporation or organization)                      Identification No.)

                                 DAN RIVER INC.
                               2291 MEMORIAL DRIVE
                            DANVILLE, VIRGINIA 24541
                                 (804) 799-7000
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             HARRY L. GOODRICH, ESQ.
                               2291 MEMORIAL DRIVE
                            DANVILLE, VIRGINIA 24541
                                 (804) 799-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:
                                 MARY A. BERNARD
                                 KING & SPALDING
                           1185 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036
                                 (212) 556-2100

                                 --------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement, as determined in light of market conditions.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


=================================================================================================================================
                                                                Proposed Maximum       Proposed Maximum
                Title of Shares              Amount to be        Aggregate Price           Aggregate                Amount of
               to be Registered                Registered        Per Share(1)          Offering Price(1)        Registration Fee
---------------------------------------------------------------------------------------------------------------------------------
 Class A Common Stock, par value $.01
 per share .................................   9,224,263              $7.375             $68,028,939                   $18,913.05
=================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c).

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.




================================================================================

PROSPECTUS

                                 DAN RIVER INC.

                      9,224,263 SHARES CLASS A COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                                 ---------------



        This prospectus relates to the offering from time to time of up to 9,224,263 shares of Class A Common Stock of Dan River Inc. by certain of our shareholders. We will not receive any of the proceeds from the sale of the shares being offered. We are registering the resale of these shares, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the selling shareholders.

        The selling shareholders from time to time may offer and sell the shares directly to purchasers or through agents, underwriters or dealers on terms to be determined at the time of sale. If required, the names of any agents, underwriters or dealers and any other required information will be set forth in an accompanying prospectus supplement.

        The Class A Common Stock is listed on the New York Stock Exchange under the symbol "DRF." On April 7, 1999, the last sale price of the Class A Common Stock as reported on the New York Stock Exchange Composite Tape was $7.625 per share. Shares of Class A Common Stock offered pursuant to this prospectus are listed on the New York Stock Exchange.

        Investing in the Class A Common Stock involves certain risks. See "Risk Factors" beginning on page 3 for a discussion of these risks.

        Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.











                  The date of this prospectus is April __, 1999

                        TABLE OF CONTENTS

About this Prospectus..............................................       1
Where You Can Find More Information................................       1
The Company........................................................       2
Risk Factors.......................................................       3
Use of Proceeds....................................................       7
Selling Shareholders...............................................       7
Plan of Distribution...............................................       9
Validity of Class A Common Stock...................................       9
Experts............................................................      10


                              ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, certain of our shareholders (the "selling shareholders") may sell up to an aggregate of 9,224,263 shares of Class A Common Stock in one or more offerings. This prospectus provides you with a general description of the Class A Common Stock. You should read this prospectus and any applicable prospectus supplement provided to you together with the additional information described under the heading "Where You Can Find More Information."

        The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading "Where You Can Find More Information."


                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. The Company's SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. For further information on obtaining copies of the Company's filings at the New York Stock Exchange, you should call (212-656-5282).

        The SEC allows us to "incorporate by reference" into this prospectus the information that we file with the SEC, which means that we disclose important information to you by referring to such documents. The information incorporated by reference is an important part of this prospectus and the accompanying prospectus supplement. In addition, any information that we file with the SEC subsequent to the date of this prospectus will automatically update this prospectus. We incorporate by reference the documents listed below and any filings that we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and prior to the time that the selling shareholders sell all of the Class A Common Stock offered by this prospectus:

        -   Annual Report on Form 10-K for fiscal year ended January 2,
            1999.

        -   Current Reports on Form 8-K filed on October 27, 1998 and April
            9, 1999.

        - Current Report on Form 8-K/A Amendment No. 1 (to Form 8-K filed on October 27, 1998) filed on April 9, 1999.

        - The description of the Class A Common Stock included in our Registration Statement on Form 8-A dated September 26, 1997.

        You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

                            General Counsel
                            Dan River Inc.
                            2291 Memorial Drive
                            Danville, Virginia 24541
                            (804) 799-7122

        You should only rely on the information incorporated by reference or set forth in this prospectus or any applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of such documents.

                                   THE COMPANY

        Founded in 1882, we are a leading manufacturer and marketer of textile products for the home fashions and apparel fabrics markets. We design, manufacture and market a coordinated line of value-added home fashions products consisting of bedroom furnishings such as comforters, sheets, pillowcases, shams, bed skirts, decorative pillows and draperies. We also manufacture and market a broad range of high quality woven cotton and cotton-blend apparel fabrics and believe that we are the leading supplier of men's dress shirting fabrics in the Western Hemisphere (based on net sales). As a result of the acquisition of The Bibb Company in October 1998, we now manufacture and sell specialty engineered textile products for use in making high-pressure hoses and other industrial products.

        The Company is incorporated under the laws of the State of Georgia. Our principal executive offices are located at 2291 Memorial Drive, Danville, Virginia 24541, and our telephone number is (804) 799-7000. Unless the context otherwise requires, all references to the Company include its consolidated subsidiaries.

                                  RISK FACTORS

        You should carefully consider the following factors and other information in this prospectus before deciding to invest in shares of Class A Common Stock.

CYCLICAL NATURE OF TEXTILE INDUSTRY

        Domestic demand for textile products tends to vary with the business cycle of the U.S. economy. In addition, the popularity, supply and demand for particular textile products may change significantly from year to year based upon prevailing fashion trends and other factors. These factors historically have contributed to fluctuations in the sales and profitability of certain textile products and in our results of operations. A decline in the demand for textile products or an increase in the supply of textile products due to expansion of capacity within the textile industry could have a material adverse effect on our results of operations and financial condition. Changes in fashion trends or deteriorating economic conditions also could have such a material adverse effect.

        The demand for our products and the level of our sales fluctuate moderately during the year, based upon historical buying trends. Generally, we experience increased retail demand for home fashions products during the fall and Christmas holiday seasons and for apparel fabrics during the same seasons as well as for Father's Day. As a result, we generally sell more home fashions during our third and fourth fiscal quarters when demand for home fashions is generally higher and more apparel fabrics during the first and second quarters when demand for apparel fabrics is greatest.

INTENSE COMPETITION

        We compete in the textile industry, which is highly competitive. We sell our products primarily to domestic customers. Our competitors include large, vertically integrated textile manufacturers as well as numerous smaller companies specializing in limited segments of the market. These competitors are both domestic and foreign, and include a number of companies that are larger than we are and have greater financial resources. Increases in domestic capacity and imports of foreign-made textile and apparel products are a significant source of competition for us and for many domestic textile manufacturers. Competition in the form of imported textile and apparel products, pricing strategies of domestic competitors and the proliferation of newly styled fabrics competing for fashion acceptance have affected our business environment. The primary competitive factors in our industry are price, product styling and differentiation, quality, manufacturing flexibility, delivery time and customer service. The importance of each of these factors is determined by particular customers and the characteristics of particular products. If one or more of our competitors gains an advantage with respect to any key competitive factor, our business could be materially adversely affected.

POSSIBLE ADVERSE EFFECT OF FLUCTUATIONS IN PRICE AND AVAILABILITY OF COTTON

        Our primary raw material is cotton. By law, U.S. textile companies are generally prohibited from importing cotton, subject to certain exceptions which take effect primarily when U.S. cotton prices exceed world cotton prices for a period of time. Any disparity between U.S. and world cotton prices could create a competitive disadvantage for us and other domestic textile manufacturers. The U.S. government has from time to time taken action to improve price imbalances, but there can be no assurance that this will be the case in the future. Cotton prices may increase or decrease depending on general economic conditions, supply and demand and other market variables at the time. Further, since cotton is an agricultural product, its supply and quality are subject to forces of nature. To the extent cotton prices increase for any reason, the increase could have a material adverse effect on our results of operations and financial condition.

        We purchase cotton primarily in the domestic market directly from merchants or through brokers. Generally, we seek to purchase sufficient amounts of cotton to cover existing order commitments; however, we may purchase cotton in advance of orders on terms that we deem advantageous, and while we do not speculate on the price of cotton, we may hedge prices from time to time through forward contracts and in the futures and options markets. These transactions could result in higher costs to us and are not guaranteed to protect us from fluctuations in cotton prices.

SUBSTANTIAL CAPITAL REQUIREMENTS

        The textile manufacturing industry is capital intensive. In order to maintain our competitive position, we must continually modernize our manufacturing processes, plants and equipment. This modernization process can involve substantial capital investments. Over the last five fiscal years, we have invested approximately $140 million in capital improvements. These capital improvements are designed to reduce manufacturing costs, enhance manufacturing flexibility and improve product quality and responsiveness to customers. We generally finance our capital improvements with cash from operations, vendor financing and borrowings under our credit facilities. If we cannot obtain sufficient funds from these sources, we may be required to seek alternative sources of financing or curtail or delay our capital spending plans. We cannot be certain that such financing will be available when needed or, if available, that it will be on terms acceptable to us. If we are unable to make capital improvements necessary to continue modernizing our manufacturing operations and reduce our costs, our competitive position could be adversely effected. This may have a material adverse effect on our results of operations and financial condition.

POSSIBLE ADVERSE EFFECT OF GOVERNMENT POLICY AND IMPORT REGULATIONS

        The domestic textile market is subject to various U.S. governmental policies affecting product supply. The extent of import protection afforded by the U.S. government to domestic textile producers is subject to considerable domestic political deliberation. Foreign producers of textile products that compete with some of our products have labor cost advantages. Given the number of these foreign producers, if import protections that protect us and other domestic textile manufacturers are substantially eliminated, our business could be materially, adversely affected. In January 1995, a multilateral trade organization, the World Trade Organization ("WTO"), was established to replace the General Agreement on Tariffs and Trade ("GATT"). This new body has set forth the mechanisms to phase out over time quotas and duties on textile and clothing trade. The implementation began in January 1995 with the phasing-out of quotas and the reduction of duties to take place over a 10-year period. The selection of products at each phase is made by each importing country and must be drawn from each of the four main textile groups: tops and yarns, fabrics, made-up textile products and apparel. The elimination of quotas and the reduction of tariffs under the WTO may result in increased imports of certain textile products and apparel into North America. These factors could make our products less competitive against low cost imports from developing countries.

        NAFTA, which was entered into by Canada, Mexico and the United States and became effective on January 1, 1994, has created the world's largest free-trade zone. The agreement contains safeguards that were sought by the U.S. textile industry, including a rule of origin requirement that products be processed in one of the three countries in order to benefit from NAFTA. NAFTA will phase out all trade restrictions and tariffs on textiles and apparel among the three countries. In addition, NAFTA requires merchandise to be made from yarns and fabrics originating in North America in order to avoid trade restrictions. Thus, not only must apparel be made from North American fabric but the fabric must be woven from North American spun yarn. There can be no assurance that the removal of these barriers to trade will not have a material adverse effect on our results of operations and financial condition.

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE DEBT

        We have substantial indebtedness and significant debt service requirements. As of February 6, 1999, our aggregate outstanding indebtedness was $347 million, which was 57% of our total capitalization as of such date. Our high degree of leverage could have important consequences to our shareholders, including the following:

        - It may be difficult for us to obtain additional financing, whether for working capital, capital expenditures, acquisitions or other purposes;

        - We must use a substantial portion of our cash from operations to pay principal and interest on our indebtedness, which reduces funds available for other purposes;

        - We may be less flexible in planning for or reacting to changes in market conditions; and

        - We may be more vulnerable in the event of a downturn in our business.

        If we are unable to finance our business and expansion plans due to our leverage, or if we default under our indebtedness, our business would be materially, adversely affected.

IMPACT OF RESTRICTIVE COVENANTS ON ABILITY TO OBTAIN ADDITIONAL FINANCING

        Our credit agreement and indenture governing our senior subordinated notes restrict our ability to, among other things (i) incur additional indebtedness, (ii) place liens on assets, (iii) sell assets, (iv) engage in mergers or consolidations, (v) pay dividends, (vi) engage in certain transactions with affiliates and (vii) enter into sale and leaseback transactions. Under our credit agreement, we are also required to comply with certain financial ratios. These limitations and requirements may restrict our ability to obtain additional financing for working capital, capital improvements, acquisitions or general corporate purposes.

ACQUISITION RISKS

        We completed the acquisition of the New Cherokee Corporation in February 1997 and the acquisition of The Bibb Company in October 1998. In the future, we may seek additional acquisition opportunities that enhance our business. We cannot ensure that we will be successful in identifying suitable acquisition candidates, completing acquisitions, integrating acquired operations into our existing operations or expanding into new markets. We also cannot ensure that future acquisitions will not have an adverse effect upon our operating results, particularly in the fiscal quarters immediately following the completion of such acquisitions while we are integrating the acquired business into our operations. Once integrated, acquired operations may not achieve levels of revenues, profitability or productivity comparable with those achieved by our existing operations, or otherwise perform as expected. In addition, we compete for acquisition and expansion opportunities with companies that have substantially greater resources.

POTENTIAL UNFORESEEN ENVIRONMENTAL LIABILITIES OR COSTS

        We are subject to various federal, state and local environmental laws and regulations. These laws and regulations limit the discharge of pollutants and the storage, handling and disposal of a variety of substances, including some substances that contain constituents considered hazardous under environmental laws. Our dyeing and finishing operations result in the discharge of substantial quantities of wastewater and emissions to the atmosphere. Our operations also are governed by laws and regulations relating to workplace safety and worker health. Among other things, these laws and regulations establish cotton dust, formaldehyde, asbestos and noise standards, and regulate the use of hazardous chemicals in the workplace. Treatment costs of air emissions and wastewater discharges, as well as other costs of environmental compliance, have increased moderately over the past several years. We do not know whether compliance with environmental or health and safety laws and regulations will materially adversely affect our operations in the future. In addition, we cannot predict what environmental or health and safety legislation or regulations will be enacted in the future or how existing or future laws or regulations will be enforced, administered or interpreted. We also are unable to predict the amount of future expenditures which may be required in order to comply with any such environmental or health and safety laws or regulations.

CUSTOMER CONCENTRATION

        We market home fashions products, apparel fabrics and engineered products to over 3,000 customers. During fiscal 1998, our top five home fashions products customers and apparel fabrics customers accounted for 46% and 31%, respectively, of our net sales attributable to home fashions products and apparel fabrics. Our largest home fashions products customer and apparel fabrics customer accounted for 13% and 4%, respectively, of our net sales in fiscal 1998. The loss of any of our top five home fashions products customers or apparel fabrics customers could have a material adverse effect on our net sales attributable to such product lines.

RELIANCE ON KEY MANAGEMENT

        Our success depends upon the talents and efforts of a small number of key management personnel, including Joseph L. Lanier, Jr., our Chairman and Chief Executive Officer, Richard L. Williams, our President and Chief Operating Officer, and Barry F. Shea, our Executive Vice President--Chief Financial Officer. The loss of such management personnel could have an adverse effect on our business.

SUBSTANTIAL INFLUENCE OF PRINCIPAL SHAREHOLDERS

        As of March 31, 1999, certain of our senior executive officers and their families controlled approximately 31% of the combined outstanding voting power of all classes of our common stock. As a result, with limited exception, such persons exert substantial influence with respect to all matters submitted to a vote of holders of common stock, including election of our directors. Moreover, pursuant to a voting agreement, Mr. Lanier votes all shares of our supervoting common stock, the Class B Common Stock, which comprises approximately 30% of the combined outstanding voting power of all classes of our common stock.

                                 USE OF PROCEEDS

        Dan River Inc. (the "Company") will not receive any of the proceeds from the sale of the shares of Class A Common Stock offered by the selling shareholders under this prospectus but has agreed to bear certain expenses associated with registering such shares under Federal and state securities laws. The Company is registering the shares for sale to provide the holders thereof with freely tradeable securities, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holders thereof.


                              SELLING SHAREHOLDERS

        The following table sets forth, as of March 31, 1999, (i) the names of the selling shareholders, (ii) the number of shares of Class A Common Stock owned by each selling shareholder prior to this offering and (iii) the maximum number of shares of Class A Common Stock offered by each selling shareholder under this prospectus. Because the selling shareholders may sell all, some or none of the Class A Common Stock offered under this prospectus, no estimate can be given as to the amount of Class A Common Stock that will be held by the selling shareholders upon termination of the offering. See "Plan of Distribution." None of the selling shareholders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates.

        Of the 9,224,263 shares of Class A Common Stock covered by this prospectus, (i) 2,515,540 shares were acquired by certain selling shareholders pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated June 28, 1998, as amended, providing for the merger of DR Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company, with and into The Bibb Company, a Delaware corporation ("Bibb") and (ii) 6,708,723 shares are held by an existing shareholder of the Company. Pursuant to the Merger Agreement, the Company agreed to file a shelf registration statement promptly after the merger covering the Class A Common Stock received by certain of the selling shareholders in the merger.


                                                                      NUMBER OF SHARES
                                                                     BENEFICIALLY OWNED           MAXIMUM NUMBER OF
                       NAME OF SELLING SHAREHOLDER                 PRIOR TO THE OFFERING         SHARES BEING OFFERED
----------------------------------------------------------------  ---------------------------  ------------------------
Mezzanine Investment Limited
  Partnership BDR (1).............................................         6,708,723                     6,708,723
Franklin Custodian Funds, Inc.,
  Income Series (2)...............................................           866,285                       866,285
Franklin Valuemark Funds,
  Income Securities Fund (2)......................................           173,256                       173,256
Merrill Lynch, Pierce, Fenner
 & Smith Incorporated (2).........................................           856,642                       856,642
Penn Capital Management
  Company, Inc. (2) (3)...........................................           619,357                       619,357
                                                                          ----------                    ----------

Total...........................................................           9,224,263                     9,224,263
                                                                           =========                     =========


(1) Reflects shares of stock beneficially owned by Mezzanine Investment Limited Partnership-BDR ("MILP") whose address is One Madison Avenue, New York, New York 10010. The general partner of MILP is 23rd Street Investments, Inc. ("23rd Street Investments"), a wholly-owned subsidiary of Metropolitan Life Insurance Company. 23rd Street Investments has sole voting and investment power with respect to the Class A Common Stock beneficially owned by MILP. As a result, 23rd Street Investments is deemed to beneficially own the shares of Class A Common Stock beneficially owned by MILP.

(2)     Represents shares acquired pursuant to the Merger Agreement.

(3) Reflects shares of stock beneficially owned by Penn Capital Management Company, Inc. ("Penn Capital"). Richard and Marcia Hocker are directors and majority shareholders of Penn Capital and exercise voting and investment power with respect to the shares of Class A Common Stock owned by Penn Capital. As a result, Richard and Marcia Hocker are deemed to beneficially own all of the shares of Class A Common Stock beneficially owned by Penn Capital. Mr. and Mrs. Hocker disclaim beneficial ownership of all of the shares of Class A Common Stock owned by Penn Capital other than 64,259 shares of Class A Common Stock.

                              PLAN OF DISTRIBUTION

        The sale of Class A Common Stock by selling shareholders pursuant to this prospectus may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

        The selling shareholders may from time to time offer and sell the shares directly to purchasers or through agents, underwriters or dealers. Such sales may be in the form of secondary distributions, exchange distributions, block trades, ordinary brokerage transactions or a combination of such methods of sale. Agents or underwriters acting on behalf of any selling shareholder may receive compensation from the selling shareholder or from purchasers of the Class A Common Stock for whom they act as agent in the form of discounts, concessions or commissions. Underwriters may sell the Class A Common Stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Agents, underwriters and dealers that participate in the distribution of Class A Common Stock may be deemed to be underwriters for purposes of the Securities Act of 1933, as amended (the "Act"), and any discounts, concessions or commissions received by them from any selling shareholder and any profit on the resale of Class A Common Stock by them may be deemed to be underwriting discounts and commissions under the Act.

        At a time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the selling shareholders and any other required information.

        In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

        We estimate that we will spend approximately $90,000 for expenses in connection with the offering of shares by the selling shareholders.

        Agents, underwriters or dealers may engage in transactions with or perform services for us in the ordinary course of business.


                        VALIDITY OF CLASS A COMMON STOCK

        The validity of the Class A Common Stock offered hereby will be passed upon for the Company by King & Spalding, New York, New York.

                                     EXPERTS

        The consolidated financial statements of the Company appearing in the Company's Annual Report on Form 10-K for the year ended January 2, 1999 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

        The financial statements of The Bibb Company at January 3, 1998 and December 28, 1996 and for the year ended January 3, 1998, the three months ended December 28, 1996, the nine months ended September 28, 1996 and the year ended December 30, 1995, incorporated herein by reference to the Company's Current Report on Form 8-K filed on October 27, 1998, as amended by the Company's Current Report on Form 8-K/A Amendment No. 1, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.

================================================================================



                               9,224,263 Shares



                                DAN RIVER INC.

                                 Common Stock






                                -------------
                                  PROSPECTUS
                                -------------










                               April ___, 1999


================================================================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


SEC registration fee..............................................................                      $18,913
Legal fees and expenses...........................................................                       20,000
Blue sky fees and expenses........................................................                        2,000
Accounting fees and expenses......................................................                       20,000
Printing expenses.................................................................                       10,000
Miscellaneous.....................................................................                       19,087
                                                                                                         ------
          Total...................................................................                      $90,000
                                                                                                        =======


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Company's Amended and Restated Articles of Incorporation (the "Restated Charter") eliminate, to the fullest extent permitted by applicable law, the personal liability of directors to the Company or its shareholders for monetary damages for breaches of such directors' duty of care or other duties as a director. This provision of the Restated Charter will limit the remedies available to a shareholder in the event of breaches of any director's duties to such shareholder or the Company. Under current Georgia law, the Restated Charter does not provide for the elimination of or any limitation on the personal liability of a director for (i) any appropriation, in violation of the director's duties, of any business opportunity of the Company, (ii) acts or omissions which involve intentional misconduct or a knowing violation of law,
(iii) unlawful corporate distributions or (iv) any transactions from which the director received an improper personal benefit.

        Under the Company's Bylaws, the Company shall indemnify to the fullest extent permitted under the GBCC any person made a party to a proceeding because he or she is or was a director or officer of the Company, if he or she acted in a manner he or she believed in good faith to be in or not opposed to the best interests of the Company and, in the case of any criminal proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. The Company shall have the power to indemnify to the fullest extent permitted under the GBCC any person made a party to a proceeding because he or she is or was an employee or agent of the Company, if he or she acted in a manner he or she believed in good faith to be in or not opposed to the best interests of the Company and, in the case of any criminal proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful.

        Under the GBCC, a Georgia corporation may indemnify an individual who is a party to a proceeding because he or she is or was a director, against liability incurred in such proceeding, provided that such individual acted in good faith and reasonably believed (a) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (b) in all other cases other than a criminal proceeding, that such conduct was at least not opposed to the best interests of the corporation, and
(c) in the case of a criminal proceeding, that such individual had no reasonable cause to believe that such conduct was unlawful. A Georgia corporation may not indemnify a director under the GBCC (i) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred by such director in connection with the proceeding, provided it is determined that such director met the relevant standard of conduct set forth above, or (ii) in connection with any proceeding with respect to conduct for which such director was adjudged liable on the basis that he or she received an improper personal benefit. Additionally, a Georgia corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director, provided that such director delivers to the corporation a written affirmation of his or her good faith belief that he or she met the relevant standard of conduct or that the proceeding involves conduct for which such director's liability has been properly eliminated by action of the corporation, and a written undertaking by the director to repay any funds advanced if it is ultimately determined that such director was not entitled to such indemnification. The GBCC also allows a Georgia corporation to indemnify directors made a party to a proceeding without regard to the above-referenced limitations, if authorized by the articles of incorporation or a bylaw, contract, or resolution duly adopted by a vote of the shareholders of the corporation by a majority of votes entitled to be cast, excluding shares owned or voted under the control of the director or directors who are not disinterested.

        The Company's directors and executive officers are insured against damages from actions and claims incurred in the course of performing duties, and the Company is insured against expenses incurred in defending lawsuits arising from certain alleged acts against directors and executive officers.

ITEM 16.  EXHIBITS

        4.1 Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to Registrant's Registration Statement on Form S-1, File No. 333-36479).

        4.2     By-laws of the Registrant (incorporated By Reference to Exhibit
                3.2 to the Registrant's Registration Statement on Form S-1, File No. 333-36479).

        5.1     Opinion of King & Spalding.

        23.1    Consent of Ernst & Young LLP.

        23.2    Consent of Arthur Andersen LLP.

        23.3 Consent of King & Spalding (included in their opinion filed as exhibit 5.1).

ITEM 17.  UNDERTAKINGS

        The undersigned registrant (the "Registrant") hereby undertakes:

        (1) To file, during any period in which offers or sales are made, a post-effective amendment to this Registration Statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set in the "Calculation of Registration Fee" Table in the effective registration statement;

                        (iii) To include any material information with respect
              to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 of Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Danville, State of Virginia, on April 8, 1999.

                                 DAN RIVER INC.



                                By: /s/ Joseph L. Lanier
                                   -------------------------------------------
                                      Joseph L. Lanier
                                      Chairman of the Board and
                                      Chief Executive Officer


                                POWER OF ATTORNEY

            KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph L. Lanier, Jr., Richard L. Williams, Barry F. Shea, Scott D. Batson and Harry L. Goodrich and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 8th day of April, 1999.

Signature                                     Title
---------                                     -----

/s/ Joseph L. Lanier, Jr.
-----------------------------------           Chairman of the Board, Chief
Joseph L. Lanier, Jr.                         Executive Officer and Director
                                              (Principal Executive Officer)

/s/ Barry F. Shea
-----------------------------------           Executive Vice President -- Chief
Barry F. Shea                                 Financial Officer (Principal Financial
                                              and Accounting Officer)

/s/ Richard L. Williams
-----------------------------------           Director
Richard L. Williams

/s/ Donald J. Keller
-----------------------------------           Director
Donald J. Keller

/s/ Edward J. Lill
-----------------------------------           Director
Edward J. Lill

/s/ John F. Maypole
-----------------------------------           Director
John F. Maypole

                                  EXHIBIT INDEX



Exhibit                         Description                                                            Page No.
-------                         -----------                                                            --------

4.1         Amended and Restated Articles of Incorporation of the Registrant
            (incorporated by reference to Exhibit 3.1 to Registrant's
            Registration Statement on Form S-1, File No. 333-36479).

4.2 By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-1, File No.
            333-36479).

5.1         Opinion of King & Spalding.

23.1        Consent of Ernst & Young LLP.

23.2        Consent of Arthur Andersen LLP.

23.3 Consent of King & Spalding (included in their opinion filed as exhibit 5.1).